Exhibit 10.1

AMENDMENT No. 3

TO

AUDDIA INC.

2020 EQUITY INCENTIVE PLAN

Approved by the Board of Directors: July 30, 2025.

Approved by the Stockholders: September 8, 2025.

The text of the amendment to Sections 3(a), 3(d) and 3(e) of the 2020 Plan is set forth below:

3.       SHARES SUBJECT TO THE PLAN.

(a)       Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, and the following sentence regarding the annual increase, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards will not exceed (i) 137,786 new shares, plus (ii) the number of shares that are Returning Shares, as such shares become available from time to time (the “Share Reserve”).

(d)       Other Limitations. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the following limitations shall apply.

(i)	A maximum of 40,000 ~~[29,412]~~ shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Stock Award is granted may be granted to any one Participant during any one calendar year.

(ii)	A maximum of 40,000 ~~[29,412]~~ shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).

(iii)	A maximum of $200,000 may be granted as a Performance Cash Award to any one Participant during any one calendar year.

(e)       Limitation on Grants to Non-Employee Directors. The maximum number of shares of Common Stock subject to Stock Awards granted under the Plan or otherwise with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year to any Non-Employee Director, will not exceed of 40,000 ~~[29,412]~~ shares.

This Amendment No. 3 to the Plan shall become effective (the “Effective Date”) on July 30, 2025 (the date this Amendment No. 3 was approved by the Board of Directors), subject to this Amendment No. 3 being approved by the stockholders of the Company, which approval will be within 12 months after the date this Amendment No. 3 was adopted by the Board.